Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2008, accompanying the consolidated financial statements and schedules (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of new accounting standards during 2007 and 2006) and the effectiveness of internal control over financial reporting, included in the Annual Report of Numerex Corp. on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Numerex Corp on Forms S-3 (File No. 333-114842, effective November 23, 2004 and File No. 333-122681, August 28, 2005) and on Forms S-8 (File No. 333-51780, effective December 13, 2000 and File No. 333-105142, effective May 9, 2003).

/s/ Grant Thornton LLP

Atlanta, Georgia
March 12, 2008